Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Fluke Corporation of our report dated May 28, 1997, included in the 1997 Annual Report to Shareholders of Fluke Corporation.

Our audit also included the financial statement schedule of Fluke Corporation listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements on Form S-8 No. 33-55331 pertaining to the Company's Stock Purchase Plan, Form S-8 No. 33-55333 pertaining to the Company's 1988 Stock Option Plan, Form S-8 No. 33-38507 pertaining to the Company's 1990 Stock Incentive Plan, and Form S-8 No. 33-38506 pertaining to the Company's Stock Option Plan for Outside Directors, of our report dated May 28, 1997, with respect to the consolidated financial statements incorporated herein by reference and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Fluke Corporation.



Seattle, Washington                 /s/ Ernst & Young LLP
July 21,1997